June 2026 Registration Statement No. 333-287303 Pricing Supplement dated June 30, 2026 Filed pursuant to Rule 424(b)(2)

STRUCTURED INVESTMENTS

Opportunities in International Equities

Dual Directional Trigger Jump Securities Based on the Value of a Basket of Five Indices due July 3, 2031

Principal at Risk Securities

Unlike conventional debt securities, the securities will pay no interest and do not guarantee the return of the full principal amount at maturity. Instead, if the final basket value is greater than or equal to the initial basket value, at maturity investors will receive the stated principal amount plus a positive return equal to the greater of a fixed percentage of 41.50%, and the upside performance of the basket. If the final basket value is less than the initial basket value but greater than or equal to the trigger value, which is equal to 75% of the initial basket value, at maturity investors will receive the stated principal amount plus an unleveraged positive return equal to the absolute value of the percentage decline of the basket from the initial basket value. Because the trigger value is 25% less than the initial basket value, any positive return in the event that the final basket value is less than the initial basket value is limited to 25%. However, if the final basket value is less than the trigger value, at maturity investors will lose 1% of the stated principal amount for every 1% that the final basket value is less than the initial basket value. Under these circumstances, the amount investors receive will be less than 75% of the stated principal amount and could be zero. The securities are for investors who seek an equity index-based return and who are willing and able to risk their principal and forgo current income in exchange for the opportunity to receive a return equal to at least the fixed percentage if the final basket value is greater than or equal to the initial basket value and the absolute value return feature, which applies only if the final basket value is less than the initial basket value and greater than or equal to the trigger value. Investors may lose their entire initial investment in the securities. The securities are unsecured and unsubordinated debt obligations of Barclays Bank PLC. Any payment on the securities, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC and is not guaranteed by any third party. If Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power (as described on page 5 of this document) by the relevant U.K. resolution authority, you might not receive any amounts owed to you under the securities. See “Risk Factors” and “Consent to U.K. Bail-in Power” in this document and “Risk Factors” in the accompanying prospectus supplement.

FINAL TERMS*
Issuer:	Barclays Bank PLC
Reference asset:	An unequally weighted basket (the “basket”) consisting of five equity indices (each, a “basket component” and, together, the “basket components”). The basket components, the Bloomberg ticker symbol for each basket component and the weighting of each basket component are as follows:
	Basket Component	Bloomberg Ticker Symbol	Weighting(1)	Initial Component Value(2)
	EURO STOXX 50® Index (the “SX5E Index”)	SX5E<Index>	40.00%	6,328.09
	TOPIX® Index (the “TPX Index”)	TPX<Index>	25.00%	3,994.76
	FTSE® 100 Index (the “UKX Index”)	UKX<Index>	17.50%	10,497.12
	Swiss Market Index (the “SMI Index”)	SMI<Index>	10.00%	14,193.92
	S&P/ASX 200 Index (the “AS51 Index”)	AS51<Index>	7.50%	8,778.678

(1) Due to the unequal weighting of each basket component, the performances of the SX5E Index and the TPX Index will have a significantly larger impact on the return on the securities than the performances of the UKX Index, the SMI Index and the AS51 Index.

(2) With respect to each basket component, the closing level of that basket component on the pricing date

Aggregate principal amount:	$4,957,000
Stated principal amount:	$1,000 per security
Pricing date:	June 30, 2026
Original issue date:	July 6, 2026
Valuation date†:	June 30, 2031
Maturity date†:	July 3, 2031
Interest:	None
Payment at maturity:

You will receive on the maturity date a cash payment per security determined as follows:

•

If the final basket value is greater than or equal to the initial basket value:

$1,000 + ($1,000 × the greater of (i) fixed percentage and (ii) basket return)

•

If the final basket value is less than the initial basket value but greater than or equal to the trigger value:

$1,000 + ($1,000 × absolute value return)

In this scenario, you will receive a positive 1% return on the securities for each 1% decrease of the basket. In no event will this amount exceed the stated principal amount plus $250.00.

•

If the final basket value is less than the trigger value:

$1,000 × basket performance factor

This amount will be less than the stated principal amount of $1,000 and will represent a loss of more than 25%, and possibly all, of an investor’s initial investment. Investors may lose their entire initial investment in the securities. Any payment on the securities, including any repayment of principal, is not guaranteed by any third party and is subject to (a) the creditworthiness of Barclays Bank PLC and (b) the risk of exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority.

U.K. Bail-in Power acknowledgment:	Notwithstanding and to the exclusion of any other term of the securities or any other agreements, arrangements or understandings between Barclays Bank PLC and any holder or beneficial owner of the securities (or the trustee on behalf of the holders of the securities), by acquiring the securities, each holder or beneficial owner of the securities acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority. See “Consent to U.K. Bail-in Power” on page 5 of this document.
Fixed percentage:	41.50%.
Trigger value:	75.00, which is 75% of the initial basket value
(terms continued on the next page)
Commissions and initial issue price:	Initial issue price(1)	Price to public(1)	Agent’s commissions	Proceeds to issuer
Per security	$1,000	$1,000	$30.00(2) $5.00(3)	$965.00
Total	$4,957,000	$4,957,000	$173,495	$4,783,505
(1)	Our estimated value of the securities on the pricing date, based on our internal pricing models, is $960.50 per security. The estimated value is less than the initial issue price of the securities. See “Additional Information Regarding Our Estimated Value of the Securities” on page 4 of this document.

(2)	Morgan Stanley Wealth Management and its financial advisors will collectively receive from the agent, Barclays Capital Inc., a fixed sales commission of $30.00 for each security they sell. See “Supplemental Plan of Distribution” in this document.

(3)	Reflects a structuring fee payable to Morgan Stanley Wealth Management by the agent or its affiliates of $5.00 for each security.

One or more of our affiliates may purchase up to 15% of the aggregate principal amount of the securities and hold such securities for investment for a period of at least 30 days. Accordingly, the total principal amount of the securities may include a portion that was not purchased by investors on the original issue date. Any unsold portion held by our affiliate(s) may affect the supply of securities available for secondary trading and, therefore, could adversely affect the price of the securities in the secondary market. Circumstances may occur in which our interests or those of our affiliates could be in conflict with your interests.

Investing in the securities involves risks not associated with an investment in conventional debt securities. See “Risk Factors” beginning on page 16 of this document and beginning on page S-9 of the prospectus supplement. You should read this document together with the related prospectus, prospectus supplement and underlying supplement, each of which can be accessed via the hyperlinks below, before you make an investment decision.

The securities will not be listed on any U.S. securities exchange or quotation system. Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the securities or determined that this document is truthful or complete. Any representation to the contrary is a criminal offense.

We may use this document in the initial sale of the securities. In addition, Barclays Capital Inc. or another of our affiliates may use this document in market resale transactions in any of the securities after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, this document is being used in a market resale transaction.

The securities constitute our unsecured and unsubordinated obligations. The securities are not deposit liabilities of Barclays Bank PLC and are not covered by the U.K. Financial Services Compensation Scheme or insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency or deposit insurance agency of the United States, the United Kingdom or any other jurisdiction.

Prospectus dated May 15, 2025	Prospectus Supplement dated May 15, 2025	Underlying Supplement dated May 15, 2025

Dual Directional Trigger Jump Securities Based on the Value of a Basket of Five Indices due July 3, 2031

Principal at Risk Securities

Terms continued from previous page:
Initial basket value:	100.00
Basket return:	(final basket value – initial basket value) / initial basket value
Absolute value return:	The absolute value of the basket return. For example, a -5% basket return will result in a +5% absolute value return.
Basket performance factor:	final basket value / initial basket value
Final basket value:

The final basket value will be calculated as follows:

100 × [1 + (component return of the SX5E Index × 40.00%) + (component return of the TPX Index × 25.00%) + (component return of the UKX Index × 17.50%) + (component return of the SMI Index × 10.00%) + (component return of the AS51 Index × 7.50%)]

Component return:	The component return of each basket component will equal: (final component value – initial component value) / initial component value
Final component value:	With respect to each basket component, the closing level of that basket component on the valuation date
Closing level:	Closing level has the meaning set forth under “Reference Assets—Indices—Special Calculation Provisions” in the prospectus supplement.
Calculation agent:	Barclays Bank PLC
Additional terms:	Terms used in this document, but not defined herein, will have the meanings ascribed to them in the prospectus supplement.
CUSIP / ISIN:	06749HMU6 / US06749HMU67
Listing:	The securities will not be listed on any securities exchange.
Selected dealer:	Morgan Stanley Wealth Management (“MSWM”)
*	The basket components and the terms of the securities are subject to adjustment by the calculation agent and the maturity date may be accelerated, in each case under certain circumstances as set forth in the accompanying prospectus supplement. See “Risk Factors—Risks Relating to the Basket Components” below.
†	Subject to postponement in certain circumstances, as described under “Reference Assets—Indices—Market Disruption Events for Securities with an Equity Index as a Reference Asset,” “Reference Assets—Baskets—Scheduled Trading Days and Market Disruption Events for Securities Linked to a Basket of Equity Securities, Exchange-Traded Funds, Equity Indices and/or Equity Futures Indices” and “Terms of the Notes—Payment Dates” in the accompanying prospectus supplement

Barclays Capital Inc.

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Principal at Risk Securities

Additional Terms of the Securities

You should read this document together with the prospectus dated May 15, 2025, as supplemented by the prospectus supplement dated May 15, 2025 relating to our Global Medium-Term Notes, Series A, of which the securities are a part, and the underlying supplement dated May 15, 2025. This document, together with the documents listed below, contains the terms of the securities and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement and “Risk Factors” in this document, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the securities.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

▪	Prospectus dated May 15, 2025: http://www.sec.gov/Archives/edgar/data/312070/000119312525120720/d925982d424b2.htm

▪	Prospectus supplement dated May 15, 2025: http://www.sec.gov/Archives/edgar/data/312070/000095010325006051/dp228678_424b2-prosupp.htm

▪	Underlying supplement dated May 15, 2025: http://www.sec.gov/Archives/edgar/data/312070/000095010325006053/dp228705_424b2-underl.htm

Our SEC file number is 1-10257 and our Central Index Key, or CIK, on the SEC website is 0000312070. As used in this document, “we,” “us” and “our” refer to Barclays Bank PLC.

In connection with this offering, Morgan Stanley Wealth Management is acting in its capacity as a selected dealer.

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Principal at Risk Securities

Additional Information Regarding Our Estimated Value of the Securities

Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates and our internal funding rates. Our internal funding rates (which are our internally published borrowing rates based on variables, such as market benchmarks, our appetite for borrowing and our existing obligations coming to maturity) may vary from the levels at which our benchmark debt securities trade in the secondary market. Our estimated value on the pricing date is based on our internal funding rates. Our estimated value of the securities might be lower if such valuation were based on the levels at which our benchmark debt securities trade in the secondary market.

Our estimated value of the securities on the pricing date is less than the initial issue price of the securities. The difference between the initial issue price of the securities and our estimated value of the securities results from several factors, including any sales commissions to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the securities, the estimated cost that we may incur in hedging our obligations under the securities, and estimated development and other costs that we may incur in connection with the securities. These other costs will include a fee paid to LFT Securities, LLC, an entity in which an affiliate of Morgan Stanley Wealth Management has an ownership interest, for providing certain electronic platform services with respect to this offering.

Our estimated value on the pricing date is not a prediction of the price at which the securities may trade in the secondary market, nor will it be the price at which Barclays Capital Inc. may buy or sell the securities in the secondary market. Subject to normal market and funding conditions, Barclays Capital Inc. or another affiliate of ours intends to offer to purchase the securities in the secondary market but it is not obligated to do so.

Assuming that all relevant factors remain constant after the pricing date, the price at which Barclays Capital Inc. may initially buy or sell the securities in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value on the pricing date for a temporary period expected to be approximately 40 days after the initial issue date of the securities because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the securities and other costs in connection with the securities that we will no longer expect to incur over the term of the securities. We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, which may include the tenor of the securities and/or any agreement we may have with the distributors of the securities. The amount of our estimated costs that we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the initial issue date of the securities based on changes in market conditions and other factors that cannot be predicted.

We urge you to read “Risk Factors” beginning on page 16 of this document.

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Principal at Risk Securities

Consent to U.K. Bail-in Power

Notwithstanding and to the exclusion of any other term of the securities or any other agreements, arrangements or understandings between us and any holder or beneficial owner of the securities (or the trustee on behalf of the holders of the securities), by acquiring the securities, each holder or beneficial owner of the securities acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority.

Under the U.K. Banking Act 2009, as amended, the relevant U.K. resolution authority may exercise a U.K. Bail-in Power in circumstances in which the relevant U.K. resolution authority is satisfied that the resolution conditions are met. These conditions include that a U.K. bank or investment firm is failing or is likely to fail to satisfy the Financial Services and Markets Act 2000 (the “FSMA”) threshold conditions for authorization to carry on certain regulated activities (within the meaning of section 55B FSMA) or, in the case of a U.K. banking group company that is a European Economic Area (“EEA”) or third country institution or investment firm, that the relevant EEA or third country relevant authority is satisfied that the resolution conditions are met in respect of that entity.

The U.K. Bail-in Power includes any write-down, conversion, transfer, modification and/or suspension power, which allows for (i) the reduction or cancellation of all, or a portion, of the principal amount of, or interest on, or any other amounts payable on, the securities; (ii) the conversion of all, or a portion, of the principal amount of, or interest on, or any other amounts payable on, the securities into shares or other securities or other obligations of Barclays Bank PLC or another person (and the issue to, or conferral on, the holder or beneficial owner of the securities of such shares, securities or obligations); (iii) the cancellation of the securities and/or (iv) the amendment or alteration of the maturity of the securities, or the amendment of the amount of interest or any other amounts due on the securities, or the dates on which interest or any other amounts become payable, including by suspending payment for a temporary period; which U.K. Bail-in Power may be exercised by means of a variation of the terms of the securities solely to give effect to the exercise by the relevant U.K. resolution authority of such U.K. Bail-in Power. Each holder and beneficial owner of the securities further acknowledges and agrees that the rights of the holders or beneficial owners of the securities are subject to, and will be varied, if necessary, solely to give effect to, the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. For the avoidance of doubt, this consent and acknowledgment is not a waiver of any rights holders or beneficial owners of the securities may have at law if and to the extent that any U.K. Bail-in Power is exercised by the relevant U.K. resolution authority in breach of laws applicable in England.

For more information, please see “Risk Factors—Risks Relating to the Issuer—You may lose some or all of your investment if any U.K. bail-in power is exercised by the relevant U.K. resolution authority” in this document as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail, including the exercise by the relevant U.K. resolution authority of a variety of statutory resolution powers, could materially adversely affect the value of any securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

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Principal at Risk Securities

Investment Summary

Dual Directional Trigger Jump Securities

Principal at Risk Securities

The Dual Directional Trigger Jump Securities Based on the Value of a Basket of Five Equity Securities due July 3, 2031 (the “securities”) can be used:

▪	As an alternative to direct exposure to the basket components that enhances returns for a certain range of positive performance of the basket, based on the unequally weighted returns of the basket components from their respective initial component values to their respective final component values

▪	To enhance returns and potentially outperform the basket in a moderately bullish scenario

▪	To achieve similar levels of upside exposure to the basket as a direct investment

▪	To provide an unleveraged positive return in the event of a decline of the basket from the pricing date to the valuation date, but only if the final basket value is greater than or equal to the trigger value

If the final basket value is less than the trigger value, the securities are exposed on a 1:1 basis to the negative performance of the basket.

Maturity:	Approximately five years
Fixed percentage:	41.50%
Trigger value:	75% of the initial basket value
Minimum payment at maturity:	None. Investors may lose their entire initial investment in the securities.
Basket Component Weighting:	40.00% for the SX5E Index, 25.00% for the TPX Index, 17.50% for the UKX Index, 10.00% for the SMI Index and 7.00% for the AS51 Index
Interest:	None

Key Investment Rationale

The securities are for investors who seek exposure to the basket and who are willing and able to risk their principal and forgo current income in exchange for the opportunity to receive a return equal to at least the fixed percentage if the final basket value is greater than or equal to the initial basket value and the absolute value return feature, which applies only if the final basket value is less than the initial basket value and greater than or equal to the trigger value. Investors may lose their entire initial investment in the securities.

Absolute Value Return Feature	The securities offer investors the potential for an unleveraged positive return at maturity if the final basket value is less than the initial basket value but greater than or equal to the trigger value.
Upside Scenario if the Basket Appreciates	The final basket value is greater than or equal to the initial basket value. In this case, at maturity, the securities pay the stated principal amount of $1,000 plus a positive return equal to the greater of the fixed percentage of 41.50% and the basket return.
Absolute Value Return Scenario	The final basket value is less than the initial basket value but greater than or equal to the trigger value. In this case, at maturity, the securities pay a positive 1% return for each 1% decrease of the basket. For example, if the final basket value is 5% less than the initial basket value, the securities will provide a total positive return of 5% at maturity. Because the trigger value is 25% less than the initial basket value, any positive return in the event that the final basket value is less than the initial basket value is limited to 25%.

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Principal at Risk Securities

Downside Scenario	The final basket value is less than the trigger value. In this case, at maturity, the securities pay less than 75% of the stated principal amount and the percentage loss of the stated principal amount will be equal to the percentage decrease from the initial basket value to the final basket value. For example, if the final basket value is 55% less than the initial basket value, the securities will pay $450.00 per security, or 45% of the stated principal amount, for a loss of 55% of the stated principal amount. There is no minimum payment at maturity on the securities. Accordingly, investors could lose their entire investment in the securities.

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Principal at Risk Securities

Selected Purchase Considerations

The securities are not appropriate for all investors. The securities may be an appropriate investment for you if all of the following statements are true:

▪	You do not seek an investment that produces periodic interest or coupon payments or other sources of current income.

▪	You anticipate that the final basket value will be greater than or equal to the initial basket value or less than the initial basket value but greater than or equal to the trigger value, and you are willing and able to accept the risk that, if the final basket value is less than the trigger value, you will lose a significant portion, and possibly all, of the stated principal amount of the securities.

▪	You are willing and able to accept that the absolute value return feature applies only if the basket does not decrease from the initial basket value by more than 25%, that any positive return in the event that the final basket value is less than the initial basket value is limited to 25% and that any decline in the final basket value from the initial basket value by more than 25% will result in a loss, rather than a positive return, on the securities.

▪	You are willing and able to accept the risks associated with an investment linked to the performance of the basket, as explained in more detail in the “Risk Factors” section of this document.

▪	You understand and accept that you will not be entitled to receive dividends or distributions that may be paid to holders of the securities composing the basket components, nor will you have any voting rights with respect to the securities composing the basket components.

▪	You do not seek an investment for which there will be an active secondary market and you are willing and able to hold the securities to maturity.

▪	You are willing and able to assume our credit risk for all payments on the securities.

▪	You are willing and able to consent to the exercise of any U.K. Bail-in Power by any relevant U.K. resolution authority.

The securities may not be an appropriate investment for you if any of the following statements are true:

▪	You seek an investment that produces periodic interest or coupon payments or other sources of current income.

▪	You seek an investment that provides for the full repayment of principal at maturity.

▪	You anticipate that the final basket value will be less than the trigger value, or you are unwilling or unable to accept the risk that, if it is, you will lose a significant portion, and possibly all, of the stated principal amount of the securities.

▪	You are unwilling or unable to accept that the absolute value return feature applies only if the basket does not decrease from the initial basket value by more than 25%, that any positive return in the event that the final basket value is less than the initial basket value is limited to 25% or that any decline in the final basket value from the initial basket value by more than 25% will result in a loss, rather than a positive return, on the securities.

▪	You are unwilling or unable to accept the risks associated with an investment linked to the performance of the basket, as explained in more detail in the “Risk Factors” section of this document.

▪	You seek an investment that entitles you to dividends or distributions on, or voting rights related to, the securities composing the basket components.

▪	You seek an investment for which there will be an active secondary market and/or you are unwilling or unable to hold the securities to maturity.

▪	You are unwilling or unable to assume our credit risk for all payments on the securities.

▪	You are unwilling or unable to consent to the exercise of any U.K. Bail-in Power by any relevant U.K. resolution authority.

You must rely on your own evaluation of the merits of an investment in the securities. You should reach a decision whether to invest in the securities after carefully considering, with your advisors, the appropriateness of the securities in light of your investment objectives and the specific information set forth in this document, the prospectus, the prospectus supplement and the underlying supplement. Neither the issuer nor Barclays Capital Inc. makes any recommendation as to the appropriateness of the securities for investment.

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Principal at Risk Securities

How the Dual Directional Trigger Jump Securities Work

Payoff Diagram

The payoff diagram below illustrates the payment at maturity on the securities based on the following terms:

Stated principal amount:	$1,000 per security
Fixed percentage:	41.50%
Trigger value:	75% of the initial basket value
Minimum payment at maturity:	None. You could lose your entire initial investment in the securities.

Dual Directional Trigger Jump Securities Payoff Diagram

Scenario Analysis

▪	Upside Scenario. If the final basket value is greater than or equal to the initial basket value, at maturity investors will receive the $1,000 stated principal amount plus a positive return equal to the greater of the fixed percentage of 41.50% and the basket return.

▪	For example, if the basket appreciates by 5%, at maturity investors would receive a return equal to the fixed percentage of 41.50%, or $1,415.00 per security.

▪	If the basket appreciates by 70%, at maturity investors would receive a return equal to the basket return of 70.00%, or $1,700.00 per security.

▪	Absolute Value Return Scenario. If the final basket value is less than the initial basket value but greater than or equal to the trigger value, at maturity investors will receive a positive 1% return on the securities for each 1% decline in the basket.

▪	For example, if the basket depreciates by 5%, at maturity investors would receive a 5% return, or $1,050.00 per security.

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▪	Downside Scenario. If the final basket value is less than the trigger value, at maturity investors will receive an amount that is less than 75% of the $1,000 stated principal amount and that will reflect a 1% loss of principal for each 1% decline in the basket. Investors may lose their entire initial investment in the securities.

▪	For example, if the basket depreciates by 50%, investors would lose 50% of their principal and receive only $500.00 per security at maturity, or 50% of the stated principal amount.

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Principal at Risk Securities

What Is the Total Return on the Securities at Maturity, Assuming a Range of Performances for the Basket?

The following table and examples illustrate the hypothetical payment at maturity and hypothetical total return at maturity on the securities. The “total return” as used in this document is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 stated principal amount to $1,000.00. The table and examples set forth below assume a hypothetical initial component value of 100.00 for each basket component and reflect the fixed percentage of 41.50%, the initial basket value of 100.00 and the trigger value of 75.00 (or 75% of the initial basket value). The hypothetical initial component value of 100.00 for each basket component has been chosen for illustrative purposes only and does not represent the actual initial component value for any basket component. Please see “Basket Overview” below for recent actual values of the basket components. The actual initial component value for each basket component is set forth on the cover page of this document. Each hypothetical payment at maturity or total return set forth below is for illustrative purposes only and may not be the actual payment at maturity or total return applicable to a purchaser of the securities. The numbers appearing in the following table and examples have been rounded for ease of analysis. The table and examples below do not take into account any tax consequences from investing in the securities.

Final Basket Value	Basket Return	Basket Performance Factor	Absolute Value Return	Payment at Maturity	Total Return on Securities
170.00	70.00%	N/A	N/A	$1,700.00	70.00%
160.00	60.00%	N/A	N/A	$1,600.00	60.00%
150.00	50.00%	N/A	N/A	$1,500.00	50.00%
141.50	41.50%	N/A	N/A	$1,415.00	41.50%
140.00	40.00%	N/A	N/A	$1,415.00	41.50%
130.00	30.00%	N/A	N/A	$1,415.00	41.50%
120.00	20.00%	N/A	N/A	$1,415.00	41.50%
110.00	10.00%	N/A	N/A	$1,415.00	41.50%
105.00	5.00%	N/A	N/A	$1,415.00	41.50%
100.00	0.00%	N/A	N/A	$1,415.00	41.50%
99.99	-0.01%	N/A	0.01%	$1,000.10	0.01%
95.00	-5.00%	N/A	5.00%	$1,050.00	5.00%
90.00	-10.00%	N/A	10.00%	$1,100.00	10.00%
85.00	-15.00%	N/A	15.00%	$1,150.00	15.00%
80.00	-20.00%	N/A	20.00%	$1,200.00	20.00%
75.00	-25.00%	N/A	25.00%	$1,250.00	25.00%
74.99	-25.01%	74.99%	N/A	$749.90	-25.01%
70.00	-30.00%	70.00%	N/A	$700.00	-30.00%
60.00	-40.00%	60.00%	N/A	$600.00	-40.00%
50.00	-50.00%	50.00%	N/A	$500.00	-50.00%
40.00	-60.00%	40.00%	N/A	$400.00	-60.00%
30.00	-70.00%	30.00%	N/A	$300.00	-70.00%
20.00	-80.00%	20.00%	N/A	$200.00	-80.00%
10.00	-90.00%	10.00%	N/A	$100.00	-90.00%
0.00	-100.00%	0.00%	N/A	$0.00	-100.00%

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Hypothetical Examples of Amount Payable at Maturity

The following examples illustrate how the payment at maturity and total return in different hypothetical scenarios are calculated.

Example 1: The value of the basket increases from the initial basket value of 100.00 to a final basket value of 170.00.

Basket Component	Hypothetical Initial Component Value	Hypothetical Final Component Value	Hypothetical Basket Component Return	Weighting
SX5E Index	100.00	180.00	80.00%	40.00%
TPX Index	100.00	140.00	40.00%	25.00%
UKX Index	100.00	184.00	84.00%	17.50%
SMI Index	100.00	170.00	70.00%	10.00%
AS51 Index	100.000	184.000	84.00%	7.50%

Step 1: Calculate the final basket value based on the final component values and weightings for each basket component.

The final basket value is calculated as follows:

100.00 × (1+ [(80.00% × 40.00%) + (40.00% × 25.00%) + (84.00% × 17.50%) + (70.00% × 10.00%) + (84.00% × 7.50%)]) = 170.00

Therefore, the final basket value is 170.00.

Step 2: Calculate the payment at maturity.

Because the final basket value is greater than or equal to the initial basket value, the payment at maturity is calculated as follows:

$1,000 + ($1,000 × the greater of (i) fixed percentage and (ii) basket return)

= $1,000 + ($1,000 × the greater of (i) 41.50% and (ii) 70.00%)

=$1,000 + ($1,000 ×70.00%)

= $1,700.00

Because the basket return is greater than the fixed percentage, the payment at maturity is equal to $1,700.00 per security, representing a total return of 70.00% on the securities.

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Example 2: The value of the basket increases from the initial basket value of 100.00 to a final basket value of 105.00.

Basket Component	Hypothetical Initial Component Value	Hypothetical Final Component Value	Hypothetical Basket Component Return	Weighting
SX5E Index	100.00	114.00	14.00%	40.00%
TPX Index	100.00	95.00	-5.00%	25.00%
UKX Index	100.00	118.00	18.00%	17.50%
SMI Index	100.00	60.00	-40.00%	10.00%
AS51 Index	100.000	120.00	20.00%	7.50%

Step 1: Calculate the final basket value based on the final component values and weightings for each basket component.

The final basket value is calculated as follows:

100.00 × (1+ [(14.00% × 40.00%) + (-5.00% × 25.00%) + (18.00% × 17.50%) + (-40.00% × 10.00%) + (20.00% × 7.50%)]) = 105.00

Therefore, the final basket value is 105.00.

Step 2: Calculate the payment at maturity.

Because the final basket value is greater than or equal to the initial basket value, the payment at maturity is calculated as follows:

$1,000 + ($1,000 × the greater of (i) fixed percentage and (ii) basket return)

= $1,000 + ($1,000 × the greater of (i) 41.50% and (ii) 5.00%)

= $1,000 + ($1,000 × 41.50%)

= $1,415.00

Because the basket return is less than the fixed percentage, the payment at maturity is equal to $1,415.00 per security, representing a total return of 41.50% on the securities.

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Example 3: The value of the basket decreases from the initial basket value of 100.00 to a final basket value of 90.00.

Basket Component	Hypothetical Initial Component Value	Hypothetical Final Component Value	Hypothetical Basket Component Return	Weighting
SX5E Index	100.00	90.00	-10.00%	40.00%
TPX Index	100.00	80.00	-20.00%	25.00%
UKX Index	100.00	120.00	20.00%	17.50%
SMI Index	100.00	40.00	-60.00%	10.00%
AS51 Index	100.000	120.000	20.00%	7.50%

Step 1: Calculate the final basket value based on the final component values and weightings for each basket component.

The final basket value is calculated as follows:

100.00 × (1+ [(-10.00% × 40.00%) + (-20.00% × 25.00%) + (20.00% × 17.50%) + (-60.00% × 10.00%) + (20.00% × 7.50%)]) = 90.00

Therefore, the final basket value is 90.00.

Step 2: Calculate the payment at maturity.

Because the final basket value is less than the initial basket value but greater than or equal to the trigger value, the payment at maturity is calculated as follows:

$1,000 + ($1,000 × absolute value return)

First, calculate the basket return:

basket return = (final basket value – initial basket value) / initial basket value = (90.00 – 100.00) / 100.00 = -10.00%

Next, calculate the payment at maturity. Because the absolute value of the basket return of -10.00% is +10.00%, the payment at maturity is equal to:

$1,000 + ($1,000 × 10.00%) = $1,100.00

The total return on the securities is 10.00%.

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Example 4: The value of the basket decreases from the initial basket value of 100.00 to a final basket value of 50.00.

Basket Component	Hypothetical Initial Component Value	Hypothetical Final Component Value	Hypothetical Basket Component Return	Weighting
SX5E Index	100.00	60.00	-40.00%	40.00%
TPX Index	100.00	80.00	-20.00%	25.00%
UKX Index	100.00	20.00	-80.00%	17.50%
SMI Index	100.00	10.00	-90.00%	10.00%
AS51 Index	100.000	20.000	-80.00%	7.50%

Step 1: Calculate the final basket value based on the final component values and weightings for each basket component.

The final basket value is calculated as follows:

100.00 × (1+ [(-40.00% × 40.00%) + (-20.00% × 25.00%) + (-80.00% × 17.50%) + (-90.00% × 10.00%) + (-80.00% × 7.50%)]) = 50.00

Therefore, the final basket value is 50.00.

Step 2: Calculate the payment at maturity.

Because the final basket value is less than the trigger value, the payment at maturity is equal to $500.00 per security, calculated as follows:

($1,000 × basket performance factor)

= $1,000 × (final basket value / initial basket value)

= $1,000 × (50.00 / 100.00) = $500.00

The total return on the securities is -50.00%.

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Risk Factors

An investment in the securities involves significant risks. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the securities. Investing in the securities is not equivalent to investing directly in the basket, any basket component or any of the securities composing any basket component. Some of the risks that apply to an investment in the securities are summarized below, but we urge you to read the more detailed explanation of risks relating to the securities generally in the “Risk Factors” section of the prospectus supplement. You should not purchase the securities unless you understand and can bear the risks of investing in the securities.

Risks Relating to the Securities Generally

▪	The securities do not pay interest or guarantee the return of any principal. The terms of the securities differ from those of ordinary debt securities in that the securities do not pay interest or guarantee the return of any of the stated principal amount at maturity. Instead, if the final basket value is less than the trigger value, which is 75% of the initial basket value, the payment at maturity will be an amount in cash that is less than the $1,000 stated principal amount of each security by a percentage equal to the percentage decrease from the initial basket value to the final basket value. There is no minimum payment at maturity on the securities and, accordingly, you could lose your entire initial investment in the securities.

▪	The fixed percentage provides an enhanced return only for a limited range of positive performance of the basket. The fixed percentage enhances returns of the basket only when the final basket value is greater than or equal to the initial basket value and the basket has not appreciated by more than the fixed percentage. Accordingly, if the basket depreciates or if the basket appreciates by more than the fixed percentage from the pricing date to the valuation date, the fixed percentage will not enhance the return on the securities as compared to the return of the basket.

▪	Your potential for a positive return from depreciation of the basket is limited. The absolute value return feature applies only if the final basket value is less than the initial basket value but greater than or equal to the trigger value, which is equal to 75% of the initial basket value. Thus, any return potential of the securities in the event that the final basket value is less than the initial basket value is limited to 25%. Any decline in the final basket value from the initial basket value by more than 25% will result in a loss, rather than a positive return, on the securities.

▪	Any payment on the securities will be determined based on the closing levels of the basket components on the dates specified. Any payment on the securities will be determined based on the closing levels of the basket components on the dates specified. You will not benefit from any more favorable values of the basket components determined at any other time.

▪	Investing in the securities is not equivalent to investing in the basket or the securities composing the basket components. Investors in the securities will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the securities composing the basket components.

▪	Correlation (or lack of correlation) of performances among the basket components may adversely affect your return on the securities, and changes in the value of the basket components may offset each other. “Correlation” is a measure of the degree to which the returns of a pair of assets are similar to each other over a given period in terms of timing and direction. Movements in the value of the basket components may not correlate with each other. At a time when one basket component increases in value, the value of another basket component may not increase as much, or may even decline in value. Therefore, in calculating the basket components’ performance on the valuation date, an increase in the value of one basket component may be moderated, or wholly offset, by a lesser increase or by a decline in the value of another basket component. Further, because the basket components are unequally weighted, increases in the values of the lower-weighted basket components may be offset by even small decreases in value of the more heavily weighted basket components. In addition, however, high correlation of movements in the values of the basket components could adversely affect your return on the securities during periods of negative performance of the basket components. Changes in the correlation of the basket components may adversely affect the market value of the securities.

▪	The U.S. federal income tax consequences of an investment in the securities are uncertain. There is no direct legal authority regarding the proper U.S. federal income tax treatment of the securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as prepaid forward contracts, as described below under “Additional provisions—Tax considerations.” If the IRS were successful in asserting an alternative treatment for the securities, the tax consequences of the ownership and disposition of the securities could be materially and adversely affected.

In addition, in 2007 the Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should review carefully the sections of the accompanying prospectus supplement entitled “Material U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Notes

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Treated as Prepaid Forward Contracts” and, if you are a non-U.S. holder, “—Tax Consequences to Non-U.S. Holders,” and consult your tax advisor regarding the U.S. federal tax consequences of an investment in the securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Risks Relating to the Issuer

▪	Credit of issuer. The securities are unsecured and unsubordinated debt obligations of the issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the securities, including any repayment of principal, is subject to the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. As a result, the actual and perceived creditworthiness of Barclays Bank PLC may affect the market value of the securities and, in the event Barclays Bank PLC were to default on its obligations, you might not receive any amount owed to you under the terms of the securities.

▪	You may lose some or all of your investment if any U.K. Bail-in Power is exercised by the relevant U.K. resolution authority. Notwithstanding and to the exclusion of any other term of the securities or any other agreements, arrangements or understandings between Barclays Bank PLC and any holder or beneficial owner of the securities (or the trustee on behalf of the holders of the securities), by acquiring the securities, each holder or beneficial owner of the securities acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority as set forth under “Consent to U.K. Bail-in Power” in this document. Accordingly, any U.K. Bail-in Power may be exercised in such a manner as to result in you and other holders and beneficial owners of the securities losing all or a part of the value of your investment in the securities or receiving a different security from the securities, which may be worth significantly less than the securities and which may have significantly fewer protections than those typically afforded to debt securities. Moreover, the relevant U.K. resolution authority may exercise the U.K. Bail-in Power without providing any advance notice to, or requiring the consent of, the holders and beneficial owners of the securities. The exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the securities will not be a default or an Event of Default (as each term is defined in the senior debt securities indenture) and the trustee will not be liable for any action that the trustee takes, or abstains from taking, in either case, in accordance with the exercise of the U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the securities. See “Consent to U.K. Bail-in Power” in this document as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail, including the exercise by the relevant U.K. resolution authority of a variety of statutory resolution powers, could materially adversely affect the value of any securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

Risks Relating to the Basket Components

▪	Each basket component reflects the price return of the securities composing that basket component, not the total return. The return on the securities is based on the performance of a basket composed of the basket components. The performance of each basket component reflects changes in the market prices of the securities composing that basket component. Each basket component is not a “total return” index that, in addition to reflecting those price returns, would also reflect dividends paid on the securities composing that basket component. Accordingly, the return on the securities will not include such a total return feature.

▪	Adjustments to the basket components could adversely affect the value of the securities. The sponsor of a basket component may add, delete, substitute or adjust the securities composing that basket component or make other methodological changes to that basket component that could affect its performance. The calculation agent will calculate the value to be used as the closing level of a basket component in the event of certain material changes in or modifications to that basket component. In addition, the sponsor of a basket component may also discontinue or suspend calculation or publication of that basket component at any time. Under these circumstances, the calculation agent may select a successor index that the calculation agent determines to be comparable to the discontinued basket component or, if no successor index is available, the calculation agent will determine the value to be used as the closing level of that basket component. Any of these actions could adversely affect the value of the relevant basket component and, consequently, the value of the securities. See “Reference Assets—Indices—Adjustments Relating to Securities with an Index as a Reference Asset” and “Reference Assets—Basket—Adjustments Relating to Securities Linked to a Basket” in the accompanying prospectus supplement.

▪	There are risks associated with investments in securities, such as the securities, linked to the value of non-U.S. equity securities in non-U.S. securities markets with respect to the basket components. The equity securities composing the basket components are issued by non-U.S. companies in non-U.S. securities markets. Investments in securities linked to the value of such non-U.S. equity securities, such as the securities, involve risks associated with the securities markets in the home countries of the issuers of those non-U.S. equity securities, including risks of volatility in those markets, governmental intervention in those markets and cross shareholdings in companies in certain countries. Also, there is generally less publicly available information about companies in some of these jurisdictions than there is about U.S. companies that are subject to the reporting requirements of the SEC, and generally non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements and securities trading rules different from those applicable to U.S. reporting companies. The prices of securities in non-U.S.

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markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws.

▪	The securities do not provide direct exposure to fluctuations in exchange rates between the U.S. dollar and the non-U.S. currencies in which the securities composing the basket components trade. The basket components are composed of non-U.S. securities denominated in currencies other than the U.S. dollar. Because the levels of the basket components are also calculated in their respective non-U.S. currencies (and not in U.S. dollars), the performance of the basket components will not be adjusted for exchange rate fluctuations between the U.S. dollar and the applicable non-U.S. currency. In addition, any payments on the securities determined based on the performance of the basket components will not be adjusted for exchange rate fluctuations between the U.S. dollar and the applicable non-U.S. currency. Therefore, holders of the securities will not benefit from any appreciation of those non-U.S. currencies relative to the U.S. dollar.

▪	Governmental legislative or regulatory actions, such as sanctions, could adversely affect your investment in the securities. Governmental legislative or regulatory actions, including, without limitation, sanctions-related actions by the U.S. or a foreign government, could prohibit or otherwise restrict persons from holding the securities or securities included in any basket component, or engaging in transactions in them, and any such action could adversely affect the value of that basket component. These legislative or regulatory actions could result in restrictions on the securities. You may lose a significant portion or all of your initial investment in the securities if you are forced to divest the securities due to government mandates, especially if such divestment must be made at a time when the value of the securities has declined.

▪	Historical performance of the basket components should not be taken as any indication of the future performance of the basket components over the term of the securities. The value of each basket component has fluctuated in the past and may, in the future, experience significant fluctuations. The historical performance of a basket component is not an indication of the future performance of that basket component over the term of the securities. The historical correlation between basket components is not an indication of the future correlation between them over the term of the securities. Therefore, the performance of the basket components over the term of the securities may bear no relation or resemblance to the historical performance of any of the basket components.

▪	We may accelerate the securities if a change-in-law event occurs. Upon the occurrence of legal or regulatory changes that may, among other things, prohibit or otherwise materially restrict persons from holding the securities or a basket component or its components, or engaging in transactions in them, the calculation agent may determine that a change-in-law event has occurred and accelerate the maturity date for a payment determined by the calculation agent in its sole discretion. Any amount payable upon acceleration could be significantly less than any amount that would be due on the securities if they were not accelerated. However, if the calculation agent elects not to accelerate the securities, the value of, and any amount payable on, the securities could be adversely affected, perhaps significantly, by the occurrence of those legal or regulatory changes. See “Terms of the Notes—Change-in-Law Events” in the accompanying prospectus supplement.

Risks Relating to Conflicts of Interest

▪	Hedging and trading activity by the issuer and its affiliates could potentially adversely affect the value of the securities. Hedging or trading activities of the issuer’s affiliates and of any other hedging counterparty with respect to the securities could adversely affect the values of the basket components and, as a result, could decrease the amount an investor may receive on the securities at maturity. Any of these hedging or trading activities on or prior to the pricing date could have increased the initial component values and, therefore, the value at or above which the basket must close on the valuation date so that the investor does not suffer a loss on their initial investment in the securities. Additionally, such hedging or trading activities during the term of the securities, including on the valuation date, could potentially affect the value of the basket components on the valuation date and, accordingly, the amount of cash an investor will receive at maturity, if any.

▪	We and our affiliates, and any dealer participating in the distribution of the securities, may engage in various activities or make determinations that could materially affect your securities in various ways and create conflicts of interest. We and our affiliates play a variety of roles in connection with the issuance of the securities, as described below. In performing these roles, our and our affiliates’ economic interests are potentially adverse to your interests as an investor in the securities.

In connection with our normal business activities and in connection with hedging our obligations under the securities, we and our affiliates make markets in and trade various financial instruments or products for our accounts and for the account of our clients and otherwise provide investment banking and other financial services with respect to these financial instruments and products. These financial instruments and products may include securities, derivative instruments or assets that may relate to the basket components or the securities composing the basket components. In any such market making, trading and hedging activity, investment banking and other financial services, we or our affiliates may take positions or take actions that are inconsistent with, or adverse to, the investment objectives of the holders of the securities. We and our affiliates have no obligation to take the needs of any buyer, seller or holder of the securities into account in conducting these activities. Such market making, trading and hedging activity, investment banking and other financial services may negatively impact the value of the securities.

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In addition, the role played by Barclays Capital Inc., as the agent for the securities, could present significant conflicts of interest with the role of Barclays Bank PLC, as issuer of the securities. For example, Barclays Capital Inc. or its representatives may derive compensation or financial benefit from the distribution of the securities and such compensation or financial benefit may serve as an incentive to sell the securities instead of other investments. Furthermore, we and our affiliates establish the offering price of the securities for initial sale to the public, and the offering price is not based upon any independent verification or valuation.

Furthermore, the selected dealer or its affiliates will have the option to conduct a material portion of the hedging activities for us in connection with the securities. The selected dealer or its affiliates would expect to realize a projected profit from such hedging activities, and this projected profit would be in addition to any selling concession that the selected dealer realizes for the sale of the securities to you. This additional projected profit may create a further incentive for the selected dealer to sell the securities to you.

In addition to the activities described above, we will also act as the calculation agent for the securities. As calculation agent, we will determine any values of the basket components and the basket and make any other determinations necessary to calculate any payments on the securities. In making these determinations, we may be required to make discretionary judgments, including those described in the accompanying prospectus supplement and under “—Risks Relating to the Basket Components” above. In making these discretionary judgments, our economic interests are potentially adverse to your interests as an investor in the securities, and any of these determinations may adversely affect any payments on the securities.

Risks Relating to the Estimated Value of the Securities and the Secondary Market

▪	The securities will not be listed on any securities exchange, and secondary trading may be limited. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to offer to purchase the securities in the secondary market but are not required to do so and may cease any such market making activities at any time, without notice. Even if a secondary market develops, it may not provide enough liquidity to allow you to trade or sell the securities easily. Because other dealers are not likely to make a secondary market for the securities, the price, if any, at which you may be able to trade your securities is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the securities. In addition, Barclays Capital Inc. or one or more of our other affiliates may at any time hold an unsold portion of the securities (as described on the cover page of this document), which may inhibit the development of a secondary market for the securities. The securities are not designed to be short-term trading instruments. Accordingly, you should be willing and able to hold your securities to maturity.

▪	The market price of the securities will be influenced by many unpredictable factors. Several factors will influence the value of the securities in the secondary market and the price at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC may be willing to purchase or sell the securities in the secondary market. Although we expect that generally the values of the basket components on any day will affect the value of the securities more than any other single factor, other factors that may influence the value of the securities include:

o	the volatility (frequency and magnitude of changes in value) of the basket components;

o	the correlation (or lack of correlation) among the basket components;

o	dividend rates on the securities composing the basket components;

o	interest and yield rates in the market;

o	time remaining until the securities mature;

o	supply and demand for the securities;

o	geopolitical conditions and economic, financial, political, regulatory and judicial events that affect the securities composing the basket components and that may affect the final basket value;

o	the exchange rates relative to the U.S. dollar with respect to each of the currencies in which the securities composing the basket components trade; and

o	any actual or anticipated changes in our credit ratings or credit spreads.

The values of the basket components may be, and have recently been, volatile, and we can give you no assurance that the volatility will lessen. See “Basket Overview” below. You may receive less, and possibly significantly less, than the stated principal amount if you try to sell your securities prior to maturity.

▪	The estimated value of your securities is lower than the initial issue price of your securities. The estimated value of your securities on the pricing date is lower than the initial issue price of your securities. The difference between the initial issue price of your securities and the estimated value of the securities is a result of certain factors, such as any sales commissions to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the securities, the estimated cost that we may incur in hedging our obligations under the securities, and estimated development and other costs that we may incur in connection with the securities. These other costs will include a fee paid to LFT Securities, LLC, an entity in which an affiliate of Morgan Stanley Wealth Management has an ownership interest, for providing certain electronic platform services with respect to this offering.

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▪	The estimated value of your securities might be lower if such estimated value were based on the levels at which our debt securities trade in the secondary market. The estimated value of your securities on the pricing date is based on a number of variables, including our internal funding rates. Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market. As a result of this difference, the estimated value referenced above might be lower if such estimated value were based on the levels at which our benchmark debt securities trade in the secondary market.

▪	The estimated value of the securities is based on our internal pricing models, which may prove to be inaccurate and may be different from the pricing models of other financial institutions. The estimated value of your securities on the pricing date is based on our internal pricing models, which take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize. These variables and assumptions are not evaluated or verified on an independent basis. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the securities may not be consistent with those of other financial institutions that may be purchasers or sellers of securities in the secondary market. As a result, the secondary market price of your securities may be materially different from the estimated value of the securities determined by reference to our internal pricing models.

▪	The estimated value of your securities is not a prediction of the prices at which you may sell your securities in the secondary market, if any, and such secondary market prices, if any, will likely be lower than the initial issue price of your securities and may be lower than the estimated value of your securities. The estimated value of the securities will not be a prediction of the prices at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the securities from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do). The price at which you may be able to sell your securities in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the securities. Further, as secondary market prices of your securities take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs related to the securities such as fees, commissions, discounts, and the costs of hedging our obligations under the securities, secondary market prices of your securities will likely be lower than the initial issue price of your securities. As a result, the price at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the securities from you in secondary market transactions, if any, will likely be lower than the price you paid for your securities, and any sale prior to the maturity date could result in a substantial loss to you.

▪	The temporary price at which we may initially buy the securities in the secondary market and the value we may initially use for customer account statements, if we provide any customer account statements at all, may not be indicative of future prices of your securities. Assuming that all relevant factors remain constant after the pricing date, the price at which Barclays Capital Inc. may initially buy or sell the securities in the secondary market (if Barclays Capital Inc. makes a market in the securities, which it is not obligated to do) and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value of the securities on the pricing date, as well as the secondary market value of the securities, for a temporary period after the initial issue date of the securities. The price at which Barclays Capital Inc. may initially buy or sell the securities in the secondary market and the value that we may initially use for customer account statements may not be indicative of future prices of your securities.

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Basket Overview

The basket is an unequally weighted basket composed of five indices.

Basket component information as of June 30, 2026
	Bloomberg Ticker Symbol	Current Basket Component Value	Weighting
EURO STOXX 50® Index	SX5E	6,328.09	40.00%
TOPIX® Index	TPX	3,994.76	25.00%
FTSE® 100 Index	UKX	10,497.12	17.50%
Swiss Market Index	SMI	14,193.92	10.00%
S&P/ASX 200 Index	AS51	8,778.678	7.50%

The following graph is calculated to show the performance of the basket during the period from January 4, 2021 through June 30, 2026 assuming that on January 4, 2021, the basket components were weighted as set forth above, the initial component values were determined and the initial basket value was set equal to 100, and illustrates the effect of the offset and/or correlation among the basket components during such period. The graph does not take into account the fixed percentage or absolute value return feature of the securities, nor does it attempt to show your expected return on an investment in the securities. You cannot predict the future performance of any basket component or of the basket as a whole, or whether an increase in the level of a basket component will be offset by a decrease in the level of another basket component. The historical performance of the basket and the degree of correlation between the value trends of the basket components (or lack thereof) should not be taken as an indication of the future performance of the basket.

Historical Basket Performance* January 4, 2021 to June 30, 2026

* The dotted line indicates the trigger value of 75% of the initial basket value.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

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The following graphs show the daily closing levels of each basket component for the periods specified below. The closing price of each basket component on June 30, 2026 is set forth in the table above under the column “Current Basket Component Value.” We obtained the closing levels of the basket components from Bloomberg Professional® service, without independent verification. Historical performance of the basket components should not be taken as an indication of future performance. Future performance of the basket components may differ significantly from historical performance, and no assurance can be given as to the closing levels of the basket components during the term of the securities, including on the valuation date. We cannot give you assurance that the performance of the basket components will not result in a loss on your initial investment.

EURO STOXX 50® Index Overview

The SX5E Index is a free float market capitalization-weighted index composed of 50 of the largest stocks in terms of free float market capitalization traded on major Eurozone exchanges. For more information about the SX5E Index, see “Indices—The STOXX Benchmark Indices” in the accompanying underlying supplement.

SX5E Index Historical Performance January 4, 2021 to June 30, 2026

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

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TOPIX® Index Overview

The TPX Index is a capped free float-adjusted market capitalization-weighted index of domestic common stocks listed on the Tokyo Stock Exchange covering an extensive portion of the Japanese stock market. For more information about the TPX Index, see “Indices—The TOPIX® Index” in the accompanying underlying supplement.

TPX Index Historical Performance January 4, 2021 to June 30, 2026

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

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FTSE® 100 Index Overview

The UKX Index measures the composite price performance of stocks of the 100 largest companies (determined on the basis of market capitalization) traded on the London Stock Exchange. For more information about the UKX Index, see “Indices—The FTSE® 100 Index” in the accompanying underlying supplement.

UKX Index Historical Performance January 4, 2021 to June 30, 2026

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

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Swiss Market Index Overview

The SMI Index is a free-float adjusted market capitalization-weighted price return index that includes 20 of the largest and most liquid companies of the Swiss equity market. For more information about the SMI Index, see “Indices—The Swiss Market Index” in the accompanying underlying supplement.

SMI Index Historical Performance January 4, 2021 to June 30, 2026

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

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S&P/ASX 200 Index Overview

The AS51 Index measures the performance of the 200 largest and most liquid index-eligible stocks listed on the Australian Securities Exchange by float-adjusted market capitalization, and is widely considered Australia’s benchmark index. For more information about the AS51 Index, see “Indices—The S&P/ASX 200 Index” in the accompanying underlying supplement.

AS51 Index Historical Performance January 4, 2021 to June 30, 2026

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

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Additional Information about the Securities

Please read this information in conjunction with the terms on the cover page of this document.

Additional provisions:
Minimum ticketing size:	$1,000 / 1 security
Tax considerations:

You should review carefully the sections in the accompanying prospectus supplement entitled “Material U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Notes Treated as Prepaid Forward Contracts” and, if you are a non-U.S. holder, “—Tax Consequences to Non-U.S. Holders.” The following discussion, when read in combination with those sections, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of the securities. As discussed in the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying prospectus supplement, we have not attempted to ascertain whether any issuer of any shares (or other equity interests) to which a security relates is a U.S. real property holding corporation (“USRPHC”) or a passive foreign investment company (“PFIC”). If any such issuer were so treated, certain adverse U.S. federal income tax consequences might apply, to a U.S. holder in the case of a PFIC, or to a non-U.S. holder in the case of a USRPHC. You should consult your tax advisor regarding these issues, including the effect any circumstances specific to you may have on the U.S. federal income tax consequences of your ownership of a security.

Based on current market conditions, in the opinion of our special tax counsel, the securities should be treated for U.S. federal income tax purposes as prepaid forward contracts with respect to the basket components. Assuming this treatment is respected, upon a sale or exchange of the securities (including redemption at maturity), you should recognize capital gain or loss equal to the difference between the amount realized on the sale or exchange and your tax basis in the securities, which should equal the amount you paid to acquire the securities. This gain or loss on your securities should be treated as long-term capital gain or loss if you hold your securities for more than a year, whether or not you are an initial purchaser of securities at the original issue price. However, the IRS or a court may not respect this treatment, in which case the timing and character of any income or loss on the securities could be materially and adversely affected. In addition, in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should consult your tax advisor regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments and the issues presented by this notice.

Treasury regulations under Section 871(m) generally impose a withholding tax on certain “dividend equivalents” under certain “equity linked instruments.” A recent IRS notice excludes from the scope of Section 871(m) instruments issued prior to January 1, 2027 that do not have a “delta of one” with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each an “Underlying Security”). Based on our determination that the securities do not have a “delta of one” within the meaning of the regulations, our special tax counsel is of the opinion that these regulations should not apply to the securities with regard to non-U.S. holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. You should consult your tax advisor regarding the potential application of Section 871(m) to the securities.

Trustee:	The Bank of New York Mellon

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Use of proceeds and hedging:

The net proceeds we receive from the sale of the securities will be used for various corporate purposes as set forth in the prospectus and prospectus supplement and, in part, in connection with hedging our obligations under the securities through one or more of our subsidiaries.

We, through our subsidiaries or others, hedge our anticipated exposure in connection with the securities by taking positions in futures and options contracts on the basket components and any other securities or instruments we may wish to use in connection with such hedging. Trading and other transactions by us or our affiliates could affect the values of the basket components, the market value of the securities or any amounts payable on your securities. For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the prospectus supplement.

ERISA:	See “Benefit Plan Investor Considerations” in the accompanying prospectus supplement.
Validity of the securities:	In the opinion of Davis Polk & Wardwell LLP, as special United States products counsel to Barclays Bank PLC, when the securities offered by this pricing supplement have been issued by Barclays Bank PLC pursuant to the indenture, the trustee has made, in accordance with instructions from Barclays Bank PLC, appropriate entries or notations in its records relating to the master global note that represents such securities (the “master note”), and such securities have been delivered against payment as contemplated herein, such securities will be valid and binding obligations of Barclays Bank PLC, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith) and possible judicial or regulatory actions or application giving effect to governmental actions or foreign laws affecting creditors’ rights, provided that such counsel expresses no opinion as to (i) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above or (ii) the validity, legally binding effect or enforceability of any provision that permits holders to collect any portion of the stated principal amount upon acceleration of the securities to the extent determined to constitute unearned interest. This opinion is given as of the date hereof and is limited to the laws of the State of New York, except that such counsel expresses no opinion as to (i) any law, rule or regulation that is applicable to Barclays Bank PLC, the indenture or the securities (together with the indenture, the “Documents”) or such transactions solely because such law, rule or regulation is part of a regulatory regime applicable to any party to any of the Documents or any of its affiliates due to the specific assets or business of such party or such affiliate or (ii) any law, rule or regulation relating to national security. Insofar as this opinion involves matters governed by English law, Davis Polk & Wardwell LLP has relied, with Barclays Bank PLC’s permission, on the opinion of Davis Polk & Wardwell London LLP, dated as of June 11, 2026, filed as an exhibit to a report on Form 6-K by Barclays Bank PLC on June 11, 2026, and this opinion is subject to the same assumptions, qualifications and limitations as set forth in such opinion of Davis Polk & Wardwell London LLP. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and its authentication of the master note and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the opinion of Davis Polk & Wardwell LLP, dated June 11, 2026, which has been filed as an exhibit to the report on Form 6-K referred to above.

This document represents a summary of the terms and conditions of the securities. We encourage you to read the accompanying prospectus, prospectus supplement and underlying supplement for this offering, which can be accessed via the hyperlinks on the cover page of this document.

Supplemental Plan of Distribution

Morgan Stanley Smith Barney LLC (“Morgan Stanley Wealth Management”) and its financial advisors will collectively receive from the agent, Barclays Capital Inc., a fixed sales commission for each security they sell, and Morgan Stanley Wealth Management will receive a structuring fee for each security, in each case as specified on the cover page of this document.

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